Exhibit 10.2

NOBEL LEARNING COMMUNITIES, INC.

NON-QUALIFIED STOCK OPTION CERTIFICATE

(NON-EMPLOYEE DIRECTOR)

This certifies that an option to purchase shares of Common Stock of Nobel Learning Communities, Inc. has been granted pursuant to the Nobel Learning Communities, Inc. Omnibus Incentive Equity Compensation Plan, as follows:

Name and Address of Optionee:

Date of Grant:

Type of Option:	Non-Qualified Stock Option

Number of shares subject to Option:

Option Price:

Vesting Date:	[DATE] The Vesting Date will not be later than the date of a Change of Control.

Expiration Date:	First anniversary of date on which Optionee ceases to be a Non-Employee Director, unless Optionee is then an Employee, in which case the Option expires as provided under the Plan.

The Option is subject to all the terms and conditions of the Nobel Learning Communities, Inc. Omnibus Incentive Equity Compensation Plan, a copy of which is available upon request. Words used in this certificate with initial capitalized letters are defined in the Plan, unless otherwise defined in this certificate.

Date:	NOBEL LEARNING COMMUNITIES, INC.

By:
Title:

NOBEL LEARNING COMMUNITIES, INC.

STOCK OPTION TERMS

All Stock Options are subject to the provisions of the Omnibus Incentive Equity Compensation Plan and any rules established by the Compensation Committee of the Board of Directors of Nobel Learning Communities, Inc. A copy of the Plan is available upon request. Words used herein with initial capitalized letters are defined in the attached Non-Qualified Stock Option Certificate or the Plan.

The terms provided here are applicable to the Stock Option specified in the attached Non-Qualified Stock Option Certificate. Different terms may apply to any prior or future stock option grants.

I.	OPTION PERIOD

The Stock Option is fully vested on the Vesting Date. You may exercise your Stock Option during the option period, which begins on the Vesting Date and ends on the Expiration Date. Thus, you may exercise all or any portion of your Stock Option at any time beginning on the Vesting Date. The Expiration Date is the first anniversary of the date on which you ceased to be a Non-Employee Director unless you are then an Employee, in which case your Option will remain outstanding except as provided in the Plan.

II.	TRANSFERABILITY

In general, your Stock Option may be exercised during your lifetime only by you and may not be assigned or otherwise transferred to anyone else. However, Stock Options are transferable upon your death by will or the laws of descent and distribution and are transferable during your lifetime to Family Members under certain conditions with the Compensation Committee’s approval.

III.	PAYMENT

When you exercise your Stock Option, you may pay the Option Price in cash, by check, in accordance with a “cashless exercise program” or with a combination of the foregoing.

NOBEL LEARNING COMMUNITIES, INC.

Understanding How Stock Non-Qualified Stock Options Work

Congratulations on receiving a Nobel Learning Communities, Inc. Non-Qualified Stock Option. This Stock Option is designed so that you may share in the Company’s success.

How Do Stock Options Work?

A stock option is the right, subject to certain conditions, to purchase shares of Nobel Learning Communities, Inc. Common Stock at a fixed price. The per share price at which Shares may be purchased when the Stock Option is exercised is referred to as the Option Price. The Option Price is fixed on the Date of Grant and does not change for the life of the Stock Option. However, the market price of Nobel Learning Communities, Inc. (“NLCI”) stock changes and will ultimately determine the gain, if any, from your Stock Option. If the value of NLCI stock increases, you will be able to buy NLCI stock below the market price at the time of exercise. For example, if you have been granted a Stock Option to purchase 10,000 shares, at an Option Price of $10 and the price of NLCI stock has grown to $25 on the date you choose to exercise, you would be able to purchase shares that are worth $250,000 for only $100,000, a pre-tax gain of $15 per share. THE TAX RULES APPLICABLE TO NON-QUALIFIED STOCK OPTIONS ARE COMPLEX. ADDITIONAL INFORMATION IS PROVIDED IN THE PLAN’S PROSPECTUS. YOU SHOULD CONSULT WITH YOUR FINANCIAL ADVISOR FOR MORE INFORMATION.

Stock Option Basics

The Option Price is set at the average of the highest and lowest quoted selling prices of NLCI stock on the last regular trading day before the Date of Grant.

The option period is the time from the Vesting Date until the Expiration Date, during which you may exercise the portion of your Stock Option that has become vested, which means you may purchase shares of NLCI stock at the Option Price.

Your Stock Option may no longer be exercised after the Expiration Date, which is the first anniversary of the date on which you cease to be a Non-Employee Director, unless you are then an Employee, in which case your Option will remain outstanding, except as provided in the Plan.